Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the Agreement”) is entered into as of             , 2014, by and between Lending Club Corporation (the “Company”) and Renaud Laplanche (the “Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company during the period beginning on the date hereof and ending as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, to serve as the Company’s Chief Executive Officer, upon the terms and subject to the conditions set forth in this Agreement. The period during which Executive is employed by the Company is referred to herein as the “Employment Period.” The effective date on which the Executive’s Employment Period ends for any reason or no reason is referred to herein as the “Termination Date.”

1.2 At-Will Employment. The Company and the Executive understand and agree that the Executive is employed at-will, and either the Executive or the Company can terminate their employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice.

1.3 Position and Duties.

1.3.1 During the Employment Period, Executive shall serve as the Company’s Chief Executive Officer and shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, subject to the Company’s Board of Directors or its designee (collectively, the “Board”) ability to expand, change or limit such duties, responsibilities, and authority in their sole discretion.

1.3.2 Executive shall report directly to the Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries, whether currently existing or hereafter acquired or formed and including any predecessor of any such entity (collectively, the “LC Companies”). Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike, and efficient manner.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. During the Employment Period, Executive’s base salary shall be an amount set by the Board, or an appropriate committee of the Board (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.

2.2 Bonus. After each fiscal year during the Employment Period, Executive shall be eligible to receive a cash bonus for such fiscal year (a “Bonus”), based on a target percent of Executive’s then-current Base Salary (“Target Bonus”). Whether a Bonus for any fiscal year is paid and, if so, the amount of the Bonus, shall be determined by the Board, in its sole discretion, based on criteria established by the Board in its sole discretion, including, if the Board so determines, the achievement of budgetary and other Company- or Executive-specific performance objectives set by the Board for such fiscal year. Except as otherwise expressly provided in Article 3, to be entitled to receive payment of any Bonus, Executive must be employed by the Company on the date such Bonus is distributed to receive such Bonus.

2.3 Benefits. During the Employment Period, Executive shall continue to be entitled to participate in the Company’s standard employee benefit programs for which executives of the Company are generally eligible, including, insurance and health benefits and the Company’s 401(k) plan (collectively, “Benefits”). Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by this Agreement.

2.4 Vacation. Executive will not accrue vacation during the Employment Period.

2.5 Reimbursement for Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable, necessary, and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company’s policies as in effect from time to time.

2.6 Withholding. The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required or permitted pursuant to any law or governmental regulation or ruling.

ARTICLE 3

EARLY TERMINATION OF EMPLOYMENT PERIOD

3.1 General. The rights of Executive upon termination will be governed by this Article 3.

3.2 Definitions. For purposes of this Article 3, the words and phrases below have the following definitions:

3.2.1 Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a charge of any crime involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty, or moral turpitude; or (b) on any felony or misdemeanor charge; (ii) any act or omission by Executive involving dishonesty, disloyalty, or fraud with respect to any of the LC Companies; (iii) Executive’s breach of fiduciary duty to any of the LC Companies; (iv) Executive’s substantial, willful, or repeated disregard of the lawful and reasonable directives of the Board clearly communicated in writing to Executive, provided that if such disregard is capable of remedy Executive shall have thirty (30) days from receipt of written notification of such disregard by the Company in which to remedy such disregard; (v) a breach by Executive of any non-solicitation or other restrictive covenant set forth in any agreement between Executive and any of the LC Companies, including any covenant in Article 4 hereof, provided that if such breach is capable of remedy, Executive shall have thirty (30) days from receipt of written notification of such disregard by the Company in which to remedy such disregard; (vi) Executive’s gross negligence or willful misconduct with respect to any of the LC Companies or its customers, clients, contractors, and/or vendors; (vii) the coming into effect of an order, ruling, or determination by a government body, court, or self-regulatory organization that imposes a bar or disqualification on Executive from employment with the Company (either permanently or for a period exceeding 180 days); (viii) violation of the Company’s policies against unlawful discrimination and harassment; (ix) Executive’s repeated alcohol or substance abuse while performing services for the Company; or (x) abandonment or gross dereliction of Executive’s work duties.

3.2.2 Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) any merger or consolidation of the Company with or into another entity (other than any such merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company, or; (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from the Company or its shareholders a majority of the voting power of the outstanding capital stock or other ownership interest in the Company. With respect to Section 3.2.2 only, the term “Company” includes any parent entity having at least 50% ownership of the company employing Executive.

3.2.3 Good Reason. For purposes of this Agreement and subject to Section 3.3.4, “Good Reason” shall mean any of the following: (i) a material diminution in Executive’s base compensation unless the Base Salary of a majority of other employees at the same level as Executive is also proportionately reduced; (ii) a change in the geographic location to greater than fifty (50) miles at which Executive must perform the services; or (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement, subject to the provisions of Section 3.3.4.

3.2.4 Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean either: a termination without Cause or a termination for Good Reason. In no event will it be deemed an independent and sufficient basis for an Involuntary Termination if Executive is offered substantially equivalent employment and total compensation with the purchaser in a Change in Control, with another entity whose ownership has changed as a result of a Change in Control, or with any other entity created in connection with a Change in Control, in each case regardless of their beneficial ownership. In no event shall expiration of the Employment Period on account of nonrenewal by either party constitute an Involuntary Termination.

3.3 Involuntary Termination.

3.3.1 Involuntary Termination After Change in Control. If, prior to the expiration of the Employment Period and within twelve (12) months following a Change in Control, Executive is subject to an Involuntary Termination (as defined in Section 3.2.4), then the Company will pay “Change in Control Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Change in Control Severance Benefits will consist of (i) a payment (less applicable withholdings and deductions) equivalent to 18 months of Executive’s Base Salary (as in effect immediately prior to (a) the Change in Control, or (b) the date of the termination of Executive’s employment, whichever is greater), payable as a single lump sum within 74 days of Executive’s termination of employment; (ii) the greater of 150% of the Executive’s (i) Target Bonus or (ii) most recent actual bonus payout payable as a single lump sum within 74 days of the termination of Executive’s employment; (iii) taxable cash payments paid each calendar month for 18 months in an amount equal to the monthly COBRA premium at the time of Executive’s termination for the health dental and vision benefits that Executive and Executive’s eligible dependents had in effect under the Company’s welfare plans immediately prior to Executive’s termination (the “COBRA Payment”); and (iv) Acceleration of vesting of one hundred percent (100%) of Executive’s unvested equity award compensation under any equity incentive plan maintained by Company, to the extent permitted by such plan and by applicable laws.

3.3.2 Involuntary Termination — No Change in Control. If, prior to the expiration of the Employment Period, no Change in Control has occurred in the preceding twelve (12) months and Executive is subject to an Involuntary Termination (as defined in Section 3.2.4), then the Company will pay “Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Severance Benefits will consist of: (i) a payment (less applicable withholdings and deductions) equivalent to 12 months of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, payable as a single lump sum within 74 days of the termination of Executive’s employment; (ii) the pro-rated amount of the bonus the Executive would have received had the Executive remained employed through the calendar year, to be determined at the Company’s sole discretion based on the Executive’s performance and payable as a single lump sum within 74 days of Executive’s termination of employment; and (iii) taxable cash payments paid each calendar month for 12 months in an amount equal to the monthly COBRA premium at the time of Executive’s termination for the health dental and vision benefits that Executive and Executive’s eligible dependents had in effect under the Company’s welfare plans immediately prior to Executive’s termination (also, the “COBRA Payment”).

3.3.3 Conditions for Retention/Receipt of Change in Control Severance Benefits or Severance Benefits (Including Execution of Release That Is Not Subsequently Revoked). The Change in Control Severance Benefits (as defined in Section 3.3.1) or the Severance Benefits (as defined in Section 3.3.2) shall be forfeited (and any and all Change in Control Severance Benefits or Severance Benefits already paid shall be promptly repaid by the Executive) unless Executive: (i) has returned all Company property in Executive’s possession, custody, or control within ten (10) business days of Executive’s termination; (ii) has executed and delivered to the Company, and not revoked, a general release (“Release Agreement”), in substantially the form attached hereto as Exhibit A, subject to modification as may be necessary to address changes in the applicable laws and other provisions as determined by the Company (but which shall include provisions for Confidentiality, Proprietary Rights, Non-Disclosure, Non-Disparagement, and Non-Solicitation), that has become irrevocably effective within fifty six (56) days of Executive’s termination (or within such shorter time period as may be specified by the Company), and (iv) is in compliance with the Confidentiality, Proprietary Rights, Non-Disclosure, Non-Disparagement, and Non-Solicitation provisions included in the Release Agreement.

3.3.4 Determination of Good Reason. In order for Executive to terminate for Good Reason, (i) Executive must notify the Board, in writing, within ninety (90) days of the event constituting Good Reason of Executive’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the facts and events that the Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Notice Period”), and; (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

3.4 Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period following a Change in Control) or (ii) by the Company for Cause, then Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than the amount of Executive’s Base Salary and vested Benefits, if any, accrued through the Termination Date. The use of the term “Cause” in this Section 3.4 in no way limits the right of the Company to terminate Executive’s employment pursuant to the provisions of this Article 3. The Company must notify the Executive, in writing, that the Executive is being terminated for Cause, and such notice shall identify in reasonable detail the facts and events that the Company believes constitute Cause.

3.5 Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid Base Salary due for periods prior to the Termination Date, and; (ii) following submission of proper expense reports by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments will be made promptly upon the Termination Date and within the period of time mandated by law, subject to provisions set forth herein.

ARTICLE 4

CONFIDENTIAL INFORMATION, PRIOR EMPLOYMENT AGREEMENTS, NON-SOLICITATION, PROPRIETARY RIGHTS, AND TRADE SECRETS

4.1 Confidential Information. Executive acknowledges that the information, observations, and data obtained by him while employed by the Company concerning the business or affairs of the LC Companies (collectively “Confidential Information”) are the property of the Company. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purpose any Confidential Information without the prior written consent of the Board other than in a good faith effort to promote the interests of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Board or a committee thereof may request, all memoranda, notes, plans, records, reports, computer files, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and/or the business of the LC Companies which he may then possess or have under his control.

4.2 Proprietary Rights, Assignment. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any LC Company’s actual or anticipated business, research and development, or existing or future products or services, real estate strategies, or expansion plans, and which are conceived, developed, or made by Executive while employed by the Company (“Work Product”) belong to the Company. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101, and ownership of all right, title, and interest herein shall vest in the Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title, and interest in and to such Work Product has not automatically vested in the Company, Executive hereby irrevocably assigns, transfers, and conveys, to the full extent permitted by the applicable law, all right, title, and interest in and to the Work Product on a worldwide basis to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments).

4.3 Prior Employment Agreements. Executive represents and warrants to the Company that Executive is not subject to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company (or any other LC Company) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any LC Company or the services rendered by the Executive under this Agreement.

4.4 Non-Solicitation.

4.4.1 Executive acknowledges that in the course of his employment with the Company, he will become familiar with the Company’s Trade Secrets (defined below) and/or Confidential Information concerning the Company and that his services shall be of special, unique, and extraordinary value to the Company. “Trade Secrets” includes commercially valuable information which is not generally known to the public or within the consumer lending field.

4.4.2 Executive shall not use any Trade Secrets and/or Confidential Information belonging to any other employer during employment with the Company. Executive shall also not bring any documents from any prior employer to the Company, including any memorialization of information that includes Trade Secrets and/or Confidential Information belonging to any prior employer. The word “document” means not only a physical piece of paper, but also includes electronic disks, hard drives, “flash” or “thumb” drives, emails or email attachments, or any other storage device or medium.

4.4.3 Executive agrees that for a period of six (6) months following the Termination Date, Executive will not directly or indirectly recruit or solicit any employee, or independent contractor of the Company or encourage any employee or independent contractor of the Company to leave the Company’s employ or engagement, as the case may be. The parties agree that an advertisement of general solicitation to the general public does not violate this Section 4.4.3.

4.4.4 If, at the time of enforcement of this Article 4, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law.

ARTICLE 5

GENERAL PROVISIONS

5.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified, or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized character, in each case to the applicable address set forth below, and any such notice is deemed effectively given with received by the recipient (or if receipt is refused by the recipient, when so refused).

If to the Company:

Lending Club Corporation

Attn:

If to Executive:

At the most recent address for Executive on file at the Company.

5.2 Governing Law; Jurisdiction. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of California, without reference to its principles of conflict of laws.

5.3 Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of California.

5.4 Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment, or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.4, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. In the event reduction is required, the Covered Payments shall be reduced by the Company in the following order: (i) cash severance payments hereunder to the extent not subject to Section 409A of the Code in the reverse order of payment; (ii) any other portion of the Covered Payments that are not subject to Section 409A of the Code in the reverse order of payment (other than any acceleration of vesting of equity awards); (iii) Covered Payments that are not subject to Section 409A of the Code that arise from the accelerated vesting of equity awards, and; (iv) Covered Payments that are subject to Section 409A of the Code in a manner consistent with Section 409A of the Code. All determinations pursuant to this Section 5.4 shall be made by tax accountants selected by the Company and reasonably acceptable to Executive (the “Accountants”), whose determinations shall be binding on the Company and the Executive absent manifest error. The Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order for the Accountants to make their determinations.

5.5 Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Severance benefits shall not be payable under Section 3.3 unless the conditions set forth in Section 3.3 are satisfied and Executive’s termination of employment constitutes a “separation from service” as defined in Section 409A of the Code. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with the Company’s and the Company’s policies (as applicable) with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Any payments that are delayed pursuant to this Section shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service (or, if earlier, upon the Executive’s death) and the remaining payments shall begin on such date in accordance with their original schedule. The Change in Control Severance Benefits and the Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code pursuant to the (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Change in Control Severance Benefits and the Severance Benefits, as applicable, in order of payment in such manner as results in the maximum exclusion of such Severance Payments from treatment as deferred compensation under Section 409A of the Code. Each installment of COBRA Payments shall be deemed to be a separate payment for purposes of Section 409A of the Code.

5.6 Complete Agreement. This Agreement, together with Exhibit A, which is incorporated herein by reference, embodies the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements, or representations between the parties, written or oral, which may have related to the subject matter hereof in any way. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party that are not embodied herein.

5.7 Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs, and assigns.

5.8 Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time only by written agreement between the Company (with approval of the Board) and Executive.

5.9 Counterparts; Facsimile Signature. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Any party may execute this Agreement by facsimile or electronic signature and the other parties will be entitled to rely upon such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

5.10 Headings; Interpretation; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term “including”, as used herein, shall mean including without limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

5.11 No Waiver. No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

5.12 Severability. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5.13 Arbitration. Executive and Company agree that they will resolve all matters in dispute between them, by binding arbitration, under the JAMS Employment Rules, then in effect, which are available at www.jamsadr.com or from Human Resources upon request. This agreement to arbitrate is a condition of Executive’s employment with Company. This means that both Executive and Company waive any right to have any disputes resolved in a court of law by a judge or jury, as arbitration is the exclusive forum for any claims against each other. Claims that must be arbitrated include, but are not limited to, those arising from Executive’s employment with, or termination from the Company, any claims for wages, compensation or benefits, for wrongful or constructive discharge, torts, or violations of federal, state or local laws. Moreover, Executive and the Company waive all rights to bring, be a party to, or be an actual or putative class member of, any class or collective action, in any forum (arbitration or otherwise), except that, Executive and Company agree that the parties may bring in arbitration only any representative action under any statute wherein their rights to bring such representative action are deemed unwaivable (such as the Private Attorneys General Act of 2004). This arbitration provision shall be self-amending; meaning if a provision is deemed unlawful, unenforceable, or not consistent with law, that provision and the agreement to arbitrate shall automatically, immediately and retroactively shall be amended, modified, and/or altered to be enforceable and otherwise comport with law. Similarly, if a right to a representative action that is alleged to be unwaivable is deemed waivable under law, the parties agree that it is their intent to enforce such a waiver and preclude any representative action in any forum.

5.14 Survival. The rights and obligations of Executive and Employer set forth in Section 1.2, Article 4 of this Agreement, (including Sections 4.1, 4.2, 4.3, and 4.4), Section 5.13, Section 5.14, and in Exhibit A hereto, will survive the both Employment Period and the expiration of this Agreement, and are intended to apply without regard to any specific duration. Executive and the Company agree that the provisions of Section 1.2, and Article 4 of this Agreement, including Sections 4.1, 4.2, 4.3, and 4.4, Section 5.13, Section 5.14 and Exhibit A hereto, may only be modified by a signed writing between Executive and the Board or a committee thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

LENDING CLUB CORPORATION

By:

Name:

Title:

“EXECUTIVE”

[Name of Executive]